Exhibit 99.1

STONE ENERGY CORPORATION

Announces Results of Annual Meeting and Increase in 2005 Capital Spending

LAFAYETTE, LA. May 19, 2005

Stone Energy Corporation (NYSE: SGY) today announced the results of its 2005 Annual Meeting of Stockholders held on May 18, 2005 in New Orleans. At the meeting, the stockholders re-elected Robert A. Bernhard, James H. Stone and David H. Welch to serve as directors until the 2008 Annual Meeting of Stockholders. In addition to electing directors, the stockholders ratified the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2005.

Also, the board of directors approved a revised 2005 capital spending budget of $390 million, before acquisitions and capitalized overhead costs, representing a $75 million, or 24%, increase over the prior budget of $315 million. The increase is expected to be allocated to further exploration and development on Stone’s newly acquired Williston Basin acreage and its additional exploration opportunities in the Gulf of Mexico.

Stone Energy is an independent oil and gas company headquartered in Lafayette, Louisiana, and is engaged in the acquisition and subsequent exploration, development, operation and production of oil and gas properties located in the conventional shelf of the Gulf of Mexico (GOM), deep shelf of the GOM, deep water of the GOM, Rocky Mountain gas basins and Williston Basin oil. For additional information, please contact James H. Prince, Executive Vice President and Chief Financial Officer, at 337-237-0410-phone, 337-237-0426-fax or via e-mail at princejh@StoneEnergy.com.

Certain statements in this press release are forward-looking, and are based upon Stone Energy's current belief as to the outcome and timing of future events. All statements, other than statements of historical fact, that address activities that Stone Energy plans, expects, believes, projects, estimates or anticipates will, should or may occur in the future, including future production of oil and gas, future capital expenditures and drilling of wells and future financial or operating results, are forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements herein include the timing and extent of changes in commodity prices for oil and gas, operating risks and other risk factors as described in Stone Energy's Annual Report on Form 10-K as filed with the Securities and Exchange Commission. Should one or more of these risks or uncertainties occur, or should underlying assumptions prove incorrect, Stone Energy's actual results and plans could differ materially from those expressed in the forward-looking statements.